Exhibit 99.1

Consumers Bancorp, Inc. Reports:

•	Net income of $600 thousand for the fourth fiscal quarter of 2012 and $2.8 million for the twelve month period ended June 30, 2012
•	Earnings per share for the twelve months ended June 30, 2012 increased by 22.7% over the prior fiscal year
•	Total loans increased by 11.2% and total deposits increased by 14.6% during the twelve months ended June 30, 2012
•	Net charge-offs to total loans ratio of 0.04%, down from 0.34% from the same period last year

Minerva, Ohio— July 30, 2012 (OTCBB: CBKM) Consumers Bancorp, Inc. (Consumers) today reported fourth fiscal quarter 2012 earnings per share of $0.29 compared to $0.27 for the same period ended June 30, 2011. Net income for the fourth fiscal quarter of 2012 was $600 thousand, an increase of $41 thousand, or 7.3%, from the same period last year.

For the twelve months ended June 30, 2012, net income was $2.8 million compared to $2.2 million for the same period last year. Fiscal year-to-date net income per share increased by 22.7% to $1.35 compared to $1.10 for the same period last year. Return on average assets and return on average equity for the twelve months ended June 30, 2012 were 0.87% and 10.29%, respectively, compared to 0.80% and 9.21%, respectively, for the same period last year.

Ralph J. Lober, President and Chief Executive Officer, stated, “The current quarter and 2012 fiscal results continue to reflect strong growth throughout our market area. While a 14.6% increase in deposits drove asset growth, significant increases in consumer and commercial lending allowed the bank to deploy those funds into higher yielding asset classes. This growth resulted in a 23.0% increase in year-to-date earnings, a 9.8% increase in book value, and a 7.3% increase in shareholder dividends. We are also encouraged by continued improvement in both the net charge-off and nonperforming asset ratios. These results have allowed management to focus on strengthening Consumers’ market position and reputation across Carroll, Columbiana and Stark counties as well as extend our footprint to the Canton market where our staff at the new full service Jackson-Belden branch will begin serving customers on July 31.”

Net interest income for the fourth fiscal quarter of 2012 increased by $115 thousand from the same period last year, with interest income increasing by $29 thousand and interest expense decreasing by $86 thousand. The net interest margin was 3.95% for the current quarter ended June 30, 2012 compared to 4.03% for the previous quarter ended March 31, 2012 and 4.15% for the same period last year. The Corporation’s yield on average interest-earning assets was 4.38% for the three months ended June 30, 2012, a decline from 4.75% for the same period last year. The Corporation’s cost of funds decreased to 0.57% for the three months ended June 30, 2012 from 0.82% for the same period last year.

Other income was $650 thousand for the fourth quarter of fiscal year 2012 compared with $421 thousand for the same period last year. Other income in the fourth quarter of fiscal year 2011 was negatively impacted by a $170 thousand impairment charge on the Bank’s only trust preferred holding. This trust preferred holding had an adjusted amortized cost of $202 thousand as of June 30, 2012 and 2011. Other expenses increased $258 thousand, or 10.7%, for the fourth fiscal quarter of 2012 from the same period last year. This increase was mainly the result of an increase in salary and benefits as a result of staff additions in the lending area, normal merit increases that occurred in fiscal year 2011 and an increase in employee incentives.

Assets at June 30, 2012 totaled $334.8 million, an increase of $34.6 million from June 30, 2011. From June 30, 2011, total securities increased by $13.5 million, gross loans increased $19.9 million and deposits increased $36.2 million.

Non-performing assets were $1.9 million at June 30, 2012, compared with $2.0 million at March 31, 2012 and $1.8 million at June 30, 2011. Non-performing assets to total assets improved to 0.58% at June 30, 2012 from 0.61% at June 30, 2011. The allowance for loan losses as a percentage of non-performing loans increased to 120.55% at June 30, 2012 from 118.90% at June 30, 2011. The allowance for loan losses as a percent of total loans at June 30, 2012 and 2011 was 1.18% and net charge-offs to total loans were 0.04% for the twelve month period ended June 30, 2012 compared with 0.34% for the same period last year.

Consumers provides a complete range of banking and other investment services to businesses and clients through its eleven full service locations and a loan production office in Stark, Carroll and Columbiana counties in Ohio. Information about Consumers National Bank can be accessed on the internet at http://www.consumersbank.com.

The information contained in this press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may involve risks and uncertainties that are difficult to predict, may be beyond Consumers’ control and could cause actual results to differ materially from those described in such statements. Although Consumers believes that the expectations reflected in such forward-looking statements are reasonable, Consumers can give no assurance that such expectations will prove to be correct. The forward-looking statements included in this discussion speak only as of the date they are made, and, except as required by law, Consumers undertakes no obligation to update these forward-looking statements to reflect subsequent events or circumstances. Important factors that could cause actual results to differ materially from those suggested by these forward-looking statements and that could adversely affect Consumers’ performance include, but are not limited to: regional and national economic conditions, including employment and real estate markets, becoming less favorable than expected resulting in, among other things, a deterioration in credit quality of assets, the economic impact from the oil and gas activity in the region could be less than expected or the timeline for development could be longer than anticipated, changes in levels of market interest rates which could reduce anticipated or actual margins, the nature, extent and timing of governmental actions and reforms, credit risks of lending activities, competitive pressures on product pricing and services and changes in technology.

Contact: Ralph J. Lober, President and Chief Executive Officer 1-330-868-7701 extension 1135.

Consumers Bancorp, Inc. Consolidated Financial Highlights
(Dollars in thousands, except per share data)

	Three Month Period Ended		Twelve Month Period Ended
Consolidated Statements of Income	June 30, 2012	June 30, 2011	June 30, 2012	June 30, 2011
Total interest income	$3,238	$3,209	$13,078	$12,784
Total interest expense	332	418	1,459	1,916
Net interest income	2,906	2,791	11,619	10,868
Provision for loan losses	145	91	315	435
Other income	650	421	2,604	2,011
Other expenses	2,672	2,414	10,345	9,575
Income before income taxes	739	707	3,563	2,869
Income tax expense	139	148	799	621
Net income	$600	$559	$2,764	$2,248

Basic and diluted earnings per share	$0.29	$0.27	$1.35	$1.10

Consolidated Statements of Financial Condition		June 30, 2012	June 30, 2011
Assets
Cash and cash equivalents		$13,745	$13,828
Certificates of deposit in other financial institutions		5,645	4,900
Securities, available-for-sale		105,335	91,889
Federal bank and other restricted stocks, at cost		1,186	1,186
Loans held for sale		377	—
Total loans		197,430	177,551
Less: allowance for loan losses		2,335	2,101
Net loans		195,095	175,450
Other assets		13,378	12,887
Total assets		$334,761	$300,140
Liabilities and Shareholders’ Equity
Deposits		$284,481	$248,246
Other interest-bearing liabilities		20,168	24,547
Other liabilities		2,222	2,023
Total liabilities		306,871	274,816
Shareholders’ equity		27,890	25,324
Total liabilities and shareholders’ equity		$334,761	$300,140

		At or For the Twelve Month Period Ended
Performance Ratios:		June 30, 2012	June 30, 2011
Return on Average Assets		0.87%	0.80%
Return on Average Equity		10.29	9.21
Average Equity to Average Assets		8.48	8.66
Net Interest Margin (Fully Tax Equivalent)		4.04	4.22

Market Data:
Book Value per Common Share		$13.56	$12.35
Fiscal YTD Dividends Paid per Common Share		0.44	0.41
Period End Common Shares		2,056,349	2,049,873

Asset Quality:
Net Charge-offs to Total Loans		0.04%	0.34%
Non-performing Assets to Total Assets		0.58	0.61
ALLL to Total Loans		1.18	1.18